EXHIBIT 7.01

AGREEMENT OF JOINT FILING

The parties listed below agree that the Schedule 13D/A to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them.  This Agreement is intended to satisfy Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Li Fu

/s/ Li Fu
Name: Li Fu

Wise Sun Investments Ltd.

By:	/s/ Li Fu
Name: Li Fu
Title: Director

ABAX LOTUS LTD.

By:	/s/ Xiang Dong Yang
Name:Xiang Dong Yang
Title: Director

ABAX GLOBAL CAPITAL

By:	/s/ Xiang Dong Yang
Name:Xiang Dong Yang
Title: Director

ABAX GLOBAL CAPITAL (HONG KONG) LIMITED

By:	/s/ Xiang Dong Yang
Name:Xiang Dong Yang
Title: Director

XIANG DONG YANG

/s/ Xiang Dong Yang
Name: Xiang Dong Yang